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                                 EXHIBIT 23

                      CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-14504, 333-45020, 333-45022, 333-64126,
333-65490, 333-97859, 333-97861 and 333-101161) of Engineered Support
Systems, Inc. of our report dated February 8, 2003, except for the first paragraph of Note 16 as to which the date is February 18, 2003 and the second paragraph of Note 16 as to which the date is May 1, 2003, relating to the December 31, 2002 financial statements of Technical and Management Services Corporation and subsidiaries, which appears in this Current Report on Form 8-K of Engineered Support Systems, Inc.


/s/ McGladrey & Pullen, LLP

Bethesda, Maryland
July 14, 2003